Exhibit 10.3

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) the registrant customarily and actually treats such information as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

PRODUCT LICENSE AGREEMENT

This Agreement (the “Agreement”), is made and entered into as of 9 March 2012 (the “Effective Date”) by and between Affibody AB, company registration no. 556665-6913, Gunnar Asplunds Allé 24, SE-171 63 Solna (“Licensor”), and Swedish Orphan Biovitrum AB (publ), (previously Biovitrum AB publ) |company registration no. 556038-9321, Tomtebodavagen 23 A, SE-112 76 Stockholm, Sweden (“Licensee”); individually a “Party”, together the “Parties”.

1.	Background Information

1.1

Licensor is a biotechnology company that has developed Affibody® Molecule Technology and the Albumin Binding Technology, and possesses intellectual property and proprietary know-how regarding the selection and use of Affibody® Molecules and Affibody® Libraries as well as intellectual property and proprietary know-how relating to the Albumin Binding Technology.

1.2	Licensee is a company with extensive experience in developing new therapeutics in various fields.

1.3

The Parties have entered into a Research and Option Agreement, effective as of 24 February 2009, as amended on 17 June 2010, 7 December 2011, and 29 December 011 (the “ROA”), under which Licensor developed certain Affibody® Ligand(s).

1.4

Under the ROA, Licensor transferred to Licensee the ownership rights to those Affibody® Ligand(s) including any corresponding data and intellectual property claiming the Affibody® Ligand(s) as such (subject to the parties entering into this Agreement), resulting in Licensee submitting the patent application no. 1250145-8 (Polypeptides) claiming such Affibody® Ligand(s) on February 20, 2012.

1.5	The Parties now wish to set the terms for Licensee’s ownership of such intellectual property rights.

1.6	On February 10, 2012, Licensee exercised its option under the ROA to enter into this Agreement.

1.7

The Parties have agreed that Licensee will pay royalties under this Agreement to Licensor in consideration of inter alia Licensor’s transfer of the Affibody® Ligand(s) and the above mentioned patent application to Licensee, as well as for Licensee’s rights to use the Licensed Technology. This means that Licensee will also pay royalties on Net Sales of Licensed Products covered by a Valid Claim in Product Patent(s).

1.8

Simultaneously with the ROA, Licensor assigned the intellectual property rights and results which would arise from Licensor’s development under the ROA to its Affiliate Affibody SPV I AB. Licensor’s parent company, Affibody Holding AB, further pledged its shares in Affibody SPV I AB as security for Licensor’s obligations towards Licensee pursuant to the ROA. On 9 March 2012, (i) Affibody SPV I AB retransferred (with Licensee’s permission) such rights and results to Licensor, and ratified Licensor’s transfer to Licensee mentioned in Section 1.4 above, and (ii) Licensee released the above-mentioned pledge.

1.9	In view of the above, the Parties hereby agree as follows.

2.	Definitions

2.1

“Adverse Event” means any untoward medical occurrence in a patient or clinical-trial subject administered a medicinal product and which does not necessarily have, to have a causal relationship with this treatment, an Adverse Event can therefore be any unfavorable and unintended sign (e.g. an abnormal laboratory finding), symptom, or disease temporally associated with the use of a medicinal product, whether or not considered related to the medicinal product. The term Adverse Event shall also include lack of efficacy, reports of exposure during pregnancy (male and female) and from breastfeeding, medication errors, reports of overdose, abuse, misuse and reports of transmission of a suspected infections agent.

2.2	“Affibody® Library(ies)” means a collection of DNA molecules containing the DNA corresponding to each Affibody® Molecule in the library.

2.3

“Affibody® Ligand(s)” means, individually or collectively, (i) the Affibody® Molecule(s) binding to the Target listed in Appendix A; and (ii) any modifications, analogs, components and/or derivatives of such Affibody® Molecules.

2.4

“Affibody® Molecule Technology” means intellectual property rights (including the patents and patent applications in Appendix B, and Licensed Know-how) owned or controlled by Licensor at the Effective Date that cover or relate to (i) Affibody® Molecule(s) and/or Affibody® Library(ies), other than the Affibody® Ligand(s) as such, including but not limited to methods for the preparation of Affibody® Ligand(s) and/or Affibody® Molecules, and/or (ii) Improvements thereof in relation to which Licensee has notified Licensor that it wishes to have a license under Section 3.4, provided for clarity that this shall not include the Product Technology.

2.5

“Affibody® Molecules” means molecules developed through combinatorial protein engineering of a three helical bundle protein, having structural origin in staphylococcal protein A, and derivatives obtained by further amino acid replacements and/or additions and/or truncations, and all derivatives, analogs, modifications and/or components thereof.

2.6

“Affiliate” of a Party means any entity (i) in which fifty percent (50%) or more of the voting equity interests are now or hereafter owned or controlled, directly or indirectly, by a Party, (ii) which now or hereafter owns or controls, directly or indirectly, fifty percent (50%) or more of the voting equity interests of a Party, or (iii) in which fifty percent (50%) or more of the voting equity interest are now or hereafter owned or controlled, directly or indirectly by an entity identified in the preceding clause (i) or (ii).

2.7

“Albumin Binding Domain”; or “ABD” means Affibody’ s proprietary albumin-binding domain(s) [***], and derivatives obtained by further amino acid replacements and/or additions and/or truncations, and all derivatives, analogs, modifications and/or components thereof.

2.8

“Albumin Binding Technology” means intellectual property rights (including the patents and patent applications in Appendix C, and Licensed Know-how) owned or controlled by Licensor at the Effective Date that cover or relate to the use of ABD and/or albumin binding, including intellectual property rights related to albumin binding to modify stability, solubility, pharmacokinetics and propensity to aggregate or non-specifically interact, and/or (ii) Improvements thereof in relation to which Licensee has notified Licensor that it wishes to have a license under Section 3.4.

2.9	“Confidential Information” is defined in Section 13.

2.10	“End User” means a person or entity whose use of a Licensed Product results in its destruction, loss of activity, and/or loss of value.

2.11	“Field” means human therapeutic use only.

2.12

“First Commercial Sale” means the initial transfer by Licensee or its Affiliates ( or a Third Party Transferee of any of the foregoing) of a Licensed Product following market authorization for such Licensed Product, to a Third Party other than a Third Party Transferee of Licensee or its Affiliates, for value and not for demonstration, testing or promotional purposes.

2.13

“Improvement(s)” means any registered improvement and/or enhancement (i.e. patent application or patents in or relating to the Platform Technology, that is made, conceived or reduced to practice after the Effective Date by or on behalf of Licensor (or its Affiliates) and/or Licensee (or its Affiliates and/or Third Party Transferees), or jointly by them, as the case may be.

2.14

“IND Filing” means an investigational new drug application filed with the US Food and Drug Administration (FDA), a clinical trial application filed with the European Medicines Agency (EMA), or any similar application filed with any other regulatory authority body, in conformance with applicable laws and regulations.

2.15	“Information Sharing Committee” or “ISC” is defined in Section 6.2.

2.16

“Know-how” means scientific, technical and other information that is not in the public domain, including proprietary developments, ideas, designs, concepts, techniques, processes, inventions, discoveries, data, material, reports and research results (without regard to whether such information is patentable or copyrightable).

2.17	“Licensed Know-how” means Know-how (existing as of the Effective date or thereafter), all to the extent owned or controlled by Licensor.

2.18

“Licensed Patents” means the (i) patents and patent applications claiming the Affibody® Molecule Technology set out in Appendix B, (ii) patents and patent applications claiming the Albumin Binding Technology set out in Appendix C, (iii) any and all patents issuing there from and (iv) any and all foreign counterparts, divisions, continuations, continuations-in-part, extensions, substitutions, renewals, registrations, revalidations, reissues, provisional applications of the patents or patent applications listed in (i)-(iii) above. For clarity, any references in this Agreement to “Licensed Patents listed in Appendix B/C”, as the case may be, shall also include references to the patent(s) and patent application(s) listed in (iii)-(iv) above.

2.19	“Licensed Product” means any product that comprises or incorporates one or more Affibody® Ligand(s) alone or as a fusion protein (i.e. ABD-fusions, PEGylated proteins, and/or Fc-fusions).

2.20	“Licensed Technology” means the Licensed Patents and the Licensed Know-how.

2.21	“Losses” is defined in Section 16.1

2.22

“Net Sales” means the amounts received on sales of Licensed Products by Licensee, its Affiliates and any Third Party, Transferee, less any of the following to the extent included in such amounts: [***].

In any transfers of Licensed Products between Licensee and one of its Affiliates or between any of the foregoing and a Third Party Transferee and its Affiliates, the Net Sales shall be calculated based on the final sale of the Licensed Product to parties which are not Affiliates of Licensee or of such Third Party Transferee.

In the event that non-monetary consideration is received for any Licensed Products, Net Sales with respect to such Licensed Products shall be calculated based on the fair market value of such consideration.

Licensed Products supplied by way of sample (free of charge) or for purpose of research and development (against no consideration), including use in any clinical trial carried out by or on behalf of Licensee, its Affiliates, Third Party Transferees or any academic institution under an investigator sponsored clinical study supported by any of the aforementioned, transfers of Licensed Products (against no consideration), to patients under Licensee’s, its Affiliates’ or any of its Third Party Transferees’ patient assistance programme or compassionate use programmes in any country, or other transfers or dispositions (against no consideration), for charitable, promotional, manufacturing, testing or qualification, regulatory or governmental purposes shall not be deemed to be sales, and shall not be included within any Net Sales calculation.

2.23

“Phase II Clinical Trial” means studies of a molecule in a limited number of patients to determine efficacy in the indication for which a product is intended, in order to provide proof of concept or to determine optimum efficacious dosing regimens.

2.24

“Phase III Clinical Trial” means a controlled and lawful study in humans of the efficacy and safety of a product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular indication in a manner sufficient to file a regulatory submission to obtain regulatory approval by FDA, EMA or any other regulatory authority to market the product, as further defined with respect to the United States of America in Federal Regulation 21 C.F.R. § 312.21(c).

2.25	“Platform Technology” means the Affibody® Molecule Technology and/or the Albumin Binding Technology, and any Improvements thereof, provided that this shall not include the Product Technology.

2.26

“Product Technology” means the Affibody® Ligand(s) as such and any other intellectual property, information know-how, data, materials and reports regarding the Affibody® Ligand(s) , is such, alone or as a fusion protein (i.e. ABD-fusion, PEGylated proteins, and/or Fc-fusions), but not the ABD as such. For the avoidance of doubt, and without limiting the generality of the foregoing, Licensee will exercise its rights and licenses under this Agreement to develop the Affibody® Ligand(s) into pharmaceutical product(s) and the development activities will result in intellectual property information and Know-how relating to such (investigational) pharmaceutical product, including without limitation, pharmaceutical formulations, manufacturing processes for the pharmaceutical product, pharmaceutical uses, such technology (although owned by Licensee to the extent not considered to be Platform Technology) shall not be considered to be Product Technology.

2.27

“Product Patent(s)” means (i) patents(s) or patent application(s) claiming the Affibody® Ligand(s) as such, alone or as a fusion protein (i.e. ABD-fusions, PEGylated proteins, and/or Fc-fusions) filed before, on or after the Effective Date (including patent application no. 1250145-8, filed February 20, 2012), (ii) any and all patents issuing there from, and (iii) any and all foreign counterparts, divisions, continuations, continuations-in-part, extensions, substitutions, renewals, registrations, revalidations, reissues, provisional applications of the patents or patent applications listed in (i)-(iii) above. For the avoidance of doubt, and without limiting the generality of the foregoing, Product Patents shall not include patent(s) or patent application(s) that does not claim the sequences per se of any Affibody® Ligand(s) alone or as a fusion protein (i.e. ABD-fusions, PEGylated proteins, and/or Fc-fusions).

2.28	“Representatives” is defined in Section 16.1.

2.29	“ROA” is defined in Section 1.3 above.

2.30	“Royalty Term” is defined in Section 9.5 below.

2.31	“Target” means complement factor 5 (C5).

2.32

“Term” means the term of this Agreement, which shall commence on the Effective Date and continue until the last Royalty Term to expire, i.e. when Licensee no longer is obliged to pay royalty to Licensor.

2.33	“Territory” means all countries in the world.

2.34

“Third Party Transferee” means any other party other than an Affiliate of Licensee which is authorized by Licensee or to whom Licensee otherwise grants any right to research develop, make, have made, use, sell and have sold Licensed Products within the Field and the Territory (e.g. sub-licensees, and marketing/co-promotion partners). This notwithstanding, “Third Party Transferee” shall not include a third party that distributes, markets and sells Licensed Products, with or without packaging rights, in circumstances where the person so appointed purchases its requirements of Licensed Products from Licensee or its Affiliates but does not otherwise make any royalty or other payment to Licensee with respect to its intellectual property rights (e.g. physical distributors or whole-sellers). The term “packaging rights” in this Section 2.34 shall mean the right for the distributor to package Licensed Products supplied in packaged bulk form into individual ready-for-sale packs. Further, Licensee’s service providers (cf. Section 3.6 below) shall not be deemed Third Party Transferees in each case so long as Licensee is not receiving any consideration or other payments from such third parties in exchange for the sublicense of Licensee’s rights.

2.35	“Third Party” means any individual or entity other than Licensor or Licensee or their Affiliates.

2.36

“Valid Claim” means (a) a claim of an issued and unexpired Licensed Patent and/or Product Patent that has not been disclaimed, permanently revoked, held unenforceable, unpatentable or invalid by decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through re-examination, reissue, disclaimer or otherwise, or lost in an interference proceeding brought by a Third Party (without involvement by Licensee or its Affiliates); and (b) a claim of any pending application included in the Licensed Patent(s) and/or Product Patent(s) to the extent the subject matter described in such claim has not been abandoned without being re-filed in another application or finally rejected by an administrative agency action from which no appeal can be taken, or which claim has not been pending for a period of more than seven (7) years (or, in respect of any Japanese application, ten (10) years), from the date of the application. Notwithstanding what is stated above in clause (b), any claim within the Licensed Patent(s) and/or Product Patent(s) that ceases to be a Valid Claim as a result of pending too long or otherwise, but subsequently issues and is otherwise described by clause (a) above shall become a Valid Claim for purposes of this definition, effective as of the issuance of such patent.

3.	License Grants

3.1	License to Swedish Orphan Biovitrum. Subject to the hereby terms and conditions of this Agreement, Licensor grants to Licensee:

a)

a non-exclusive license to the Licensed Patent(s) listed in Appendix B to use the Affibody® Ligand(s) alone or as a fusion protein (i.e. ABD-fusions, PEGylated proteins, and/or Fc-fusions), within the Field;

b)

an exclusive right (to the extent that Licensee has not already such rights due to its ownership of the Affibody® Ligand(s)) to use the Affibody® Ligand(s), alone or as a fusion protein (i.e. ABD-fusions, PEGylated proteins, and/or Fc-fusions), within the Field;

c)

a non-exclusive license to the Licensed Patents listed in Appendix C, solely to the extent necessary for Licensee to use the ABD in combination with the Affibody® Ligand(s) as a fusion protein, as set forth in d) below;

d)	an exclusive right to use the ABD solely in combination with the Affibody® Ligand(s) as a fusion protein, within the Field; and

e)	a non-exclusive license to use the Licensed Know-how, solely to the extent necessary for Licensee to practice the rights and licenses set forth in a)—d) above;

in each case a)—e) above, including a right to sublicense in accordance with the terms set out in Section 4, solely to research, develop, make, have made, use, sell and have sold Licensed Products within the Field in the Territory.

For clarity, the non-exclusive licenses in a), c) and e) granted by Licensor above are only intended to allow Licensee and its permitted Third Party Transferees freedom to operate under such Licensed Patents and the Licensed Know-how with respect to their practice of the rights in b) and d) and not for any other purpose.

3.2

Option to include Improvements to the Platform Technology. Licensor shall notify Licensee on creating, discovering, acquiring or developing any material Improvement that Licensor deems, in its reasonable discretion, to be commercially reasonable for Licensee to practice, giving details of the same. Licensee shall inform Licensor, within one hundred and twenty (120) days of receiving such notice, whether Licensee wishes to have a license to such Improvement to use the same for the purpose of exploiting its rights under Section 3.1 above.

3.3

Licensee may further at any time request to take a license to any Improvements made by Licensee (or its Affiliates and/or Third Party Transferees) and transferred to Licensor pursuant to Section 11.1).

3.4

If Licensee notifies Licensor that it wishes to take a license to an Improvement, such Improvement shall be deemed to fall within the definition of Affibody® Molecule Technology or Albumin Binding Technology, as the case may be, and the Licensed Patents licensed pursuant to Section 3.1 shall be extended accordingly.

3.5	License to Affibody. Licensee hereby grants to Licensor:

a)

an exclusive, royalty-free, worldwide, perpetual, irrevocable license (including the right to grant sub-licences) under any Product Patents owned or controlled by Licensee (or its Affiliates and/or Third Party Transferees), to use the Affibody® Ligand(s), outside the Field, and

b)

a non-exclusive royalty-free, worldwide, perpetual, irrevocable license (including the right to grant sub-licences) under any Know-how in the Product Technology, which is directly related to the use of Affibody® Ligand(s) as such, to the extent necessary for Licensor to practice the Product Patents outside the Field. For clarity, this non-exclusive license is only intended to allow Licensor and its sub-licenses freedom to operate under the Product Patents outside the Field and not for any other purpose. Licensee will further not be required to perform any technological transfer or “show-how” or similar activities as a consequence of this license.

3.6	Limitation of Rights

a)

Notwithstanding Licensee’s ownership of the Affibody® Ligand(s) as such, Licensee may not transfer or otherwise make available any Affibody® Ligand(s) or ABD on a stand-alone basis, i.e. other than as a part of a Licensed Product, except to (i) non-commercial Third Parties for research use, (ii) to Third Parties for testing and evaluation purposes in the Field and (iii) to Third Parties solely for the purpose of developing or making the Affibody® Ligand(s) (alone or as a fusion protein (i.e. ABD-fusions, PEGylated proteins, and/or Fc-fusions)) or Licensed Products for Licensee under contract for the purpose of commercializing a Licensed Product.

b)

Licensee may further not transfer or otherwise make available the ABD other than in combination with the Affibody® Ligand(s) as a fusion protein, and in that case, only as a part of a Licensed Product as set out in 3.6 a) above.

c)	Licensee is expressly prohibited from selling, transferring or otherwise making available to Third Parties Licensed Products, ABD or Affibody® Ligand(s) for use outside the Field.

d)	To the extent permitted by applicable law, all product labels for Licensed Products shall restrict the End Users’ use to the Field.

4.	Sub-licensing

a)

Licensee may sublicense its rights pursuant to Section 3.1 to Third Party Transferees; provided that such sublicense is consistent with the terms and conditions of this Agreement. The Parties agree that Licensee is not entitled to sub-license the right to use the ABD or the license to the Albumin Binding Technology separately from the right to use the Affibody® Ligand(s). Licensee is, however, entitled to sub-license its rights to research, develop, make, have made, use, sell and have sold Licensed Products, in whole or in part.

b)	Sublicenses shall be made non-assignable and non-transferable without the prior written consent of Licensor, not to be unreasonably withheld or delayed.

c)

The right to grant further sublicenses (i.e. sub-sub-licenses) is subject to the prior written consent of Licensor, not to be unreasonably withheld or delayed. Licensee remains primarily responsible for, and shall ensure that each Third Party Transferee complies with the terms of this Agreement, including all confidentiality, diligence, payment, audit rights and reporting obligations. Promptly after execution of an agreement with a Third Party Transferee, Licensee will provide Licensor with a copy of each such sublicense agreement, of which Licensee may redact provisions that do not relate to compliance of such sublicense agreement with this Agreement or of Licensee’s or its Third Party’ Transferee’s compliance with the terms and conditions of this Agreement, in addition. Licensee shall cause sublicenses and any permitted sub-sub-licenses to be automatically terminated by termination of this Agreement (for any reason or cause), at which time any Third Party Transferee that is not then in default will be entitled to negotiate, directly with Licensor, a license.

5.	Target Exclusivity

Licensor undertakes, for a period of seven (7) years from the Effective Date, not to, for its own behalf or of any Third Party’s benefit, commercially exploit or perform any research relating to the Target within the Field.

6.	Diligence Efforts; Information Sharing Committee, etc.

6.1

General Diligence Efforts. Licensee undertakes to work diligently and agrees to use commercially reasonable efforts consistent conditions to successfully research, develop and otherwise carry out the development and commercialization of a Licensed Product, devoting at least the same level of diligence to such efforts that it devotes to products at a similar stage in its product life cycle and of similar development and market potential, but not less than reasonable diligence.

6.2

Information Sharing Committee. The Parties shall establish an information sharing committee (the “ISC”), consisting of equal numbers of representatives from each Party. The ISC will serve as a forum for the Parties’ information exchange under this Agreement.

a)

In particular, the ISC will be responsible for information sharing and discussion between the Parties pursuant to this Agreement regarding: i) material improvements according to Section 11.5b) during the previous six (6) month period, ii) sharing of general and material drug class effects (e.g. drug-drug interactions, PK on a population level, immunogenicity) and material negative findings relating to the Licensed Technology or Product Technology during preclinical and clinical phase, and iii) diligence monitoring (progress of the development, e.g. reporting of program status, achieved results and program timelines, and similar activities relating to the development of Licensed Products pursuant to this Agreement.

b)	The ISC shall meet (either in person or by telephone conference) at least once every six (6) month period during the first five (5) years in which development is ongoing.

7.	Compliance with Laws

Licensee shall comply, and shall cause all Affiliates and Third Party Transferees to comply, with all laws, regulations, rules, and orders applicable to the testing, production, manufacture, transportation, packaging, labeling, promotion, export, distribution, sale, and use of the Licensed Products.

8.	Branding; Trademarks; Adverse Drug Reaction Reporting

8.1

Branding. To the extent permitted under applicable laws, Licensee shall state, and shall cause all Affiliates and Third Party Transferees to state, on secondary packaging and product information leaflets of Licensed Products that the Licensed Products are manufactured under a license from Licensor; provided, however, that the placing and size of such statement shall not be more prominent than Licensee’s own branding statement.

8.2

Trademarks for Licensed Products. Licensee shall determine the trademark and/or tradename that will be used to market and sell the Licensed Products in the Territory, and any such trademark and tradename shall be and remain the sole and exclusive property of Licensee.

8.3

Pharmacovigilance. Within three (3) months of submission of a marketing authorization in the first of the United States or EU, the safety responsible of each Party will develop and agree upon safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning Adverse Events relating to Licensed Products, product quality and product complaints involving Adverse Events, sufficient to permit each Party, its Affiliates, and Third Party Transferees to comply with all its legal obligations, including to the extent applicable, those obligations contained in ICH guidelines E2A, E2B. E2C E2D: Each Party will designate a safety liaison to be responsible for communicating with the other Party regarding the reporting of Adverse Events.

8.4

Reporting of Serious Findings. From the Effective Date, Licensee undertakes to notify Licensor promptly of any findings relating to the Licensed Products, which are serious or unexpected and that suggest a risk to humans, including but not limited to, for example, abnormal laboratory findings or findings of mutagenicity, teratogenicity or carcinogenicity.

9.	Remuneration

9.1

License Fee. Licensee shall pay to Licensor the non-refundable amount of EUR 500,000 upon execution of this Agreement and receipt of an invoice thereof, which shall be due and payable within ten (10) days.

9.2	Milestone Payments. Licensee shall pay to Licensor the following non- refundable lump sums, as and when applicable:

Milestone	Milestone Payment*
[***]	EUR [***]
[***]	EUR [***]
[***]	EUR [***]
[***]	EUR [***]
[***]	EUR [***]

* One-time payment; irrespective of the number of Licensed Products that achieve a Milestone, Licensee shall only be obligated to make a Milestone payment once for the first Licensed Product to reach the Milestone. For the avoidance of doubt, if the first Licensed Product should reach one Milestone but not the next, then Licensee shall make such Milestone payment due for the second Licensed Product to reach this next Milestone. Example: The first Licensed Product reaches Milestone [***], but not Milestone [***]. If a second Licensed Product should reach Milestone [***] and Milestone [***], for the second Licensed Product Licensee would pay for [***] (but not for Milestone [***].

9.3

Payment of Milestone Payments. Licensee shall pay Milestone Payments upon the event triggering such Milestone Payment and receipt of an invoice thereof, which shall be due and payable within [***] days. Licensee shall without undue delay inform Licensor on the occurrence of the events triggering a Milestone Payment listed in Section 9.2.

9.4

Royalties. Licensee shall, during the Royalty Term, pay Licensor royalty payments on Net Sales of Licensed Products as follows: (i) at the rate of [***] if the Licensed Product is covered by a Valid Claim, and (ii) at the rate of [***] if the Licensed Product is not covered by a Valid Claim. Licensee is not obligated to pay multiple royalties if any Licensed Product is covered by more than one Valid Claim within the Licensed Patents.

9.5

Royalty Term. Royalties on Net Sales shall be payable on a country-by- country, Licensed Product-by-Licensed Product basis, for the longer of: (i) the last Valid Claim to expire in such country; or (ii) ten (10) years from First Commercial Sale of each such Licensed Product in each country (the “Royalty Term”). The Parties agree that Licensor’s transfer of the Affibody® Ligand(s) and its right, title and interest in the Product Technology to Licensee and the technology licensed to Licensee justify royalties that apply in countries where no Valid Claims exist, and royalties that apply after the expiry of Valid Claims in a country (if the last Valid Claim expires before ten years from First Commercial Sale), and that such payments constitute consideration for Licensor’s transfer to Licensee of the Product Technology pursuant to the ROA and this Agreement. Upon expiration of the Royalty Term for a Licensed Product in a country, Licensee shall have a fully-paid-up, irrevocable, royalty-free, nonexclusive, perpetual, worldwide, sub-licensable license as granted to Licensee in Section 3.1, to research, develop, make, have made, use, sell and have sold such Licensed Product within the Field in such country. Licensor further agrees not to sell, transfer or otherwise make available the Affibody® Ligand(s), alone or as a fusion protein (i.e. ABD-fusions, PEGylated proteins, and/or Fc-fusions), in the Field after expiration of the Royalty Term. However, notwithstanding what is stated above, if the Agreement is terminated by Licensor due to circumstances set out in Sections 18.3-18.5, or by Licensee pursuant to Section 18.2, Licensee shall as from the effective date of termination, no longer have any licenses hereunder nor shall Licensor be bound by its undertaking regarding the Affibody® Ligand(s) set out in this Section 9.5.

9.6

Royalty Payment Provisions. Royalties under this Agreement shall be calculated for every calendar quarter and shall be paid in EUR within [***] days from the expiration of the relevant calendar quarter, and shall be deemed to have been made when the money is available in the account designated by Licensor. Whenever for the purpose of calculating royalties conversion from foreign currency shall be required, the rate of exchange shall be the Swedish Central Bank official average conversion rate for the relevant currencies and the relevant calendar quarter.

9.7

Withholding Taxes. In the event that Licensee, an Affiliate or a Third Party Transferee is required to withhold any tax to the tax or revenue authorities in any country regarding any royalty due to the laws of such country, such amount shall be deducted from the royalty to be paid by Licensee hereunder, and Licensee shall notify Licensor and promptly furnish Licensor with copies of any tax certificate or other documentation evidencing such withholding. Each Party agrees to cooperate with the other Party in claiming exemptions from or collecting such deductions.

9.8

Late Payments. If Licensee at any time should fail to make payment in full on the due date, Licensor shall be entitled to claim interest on the sum overdue until payment is made, based on the current reference interest rate of the Swedish Central Bank plus four (4) percentage units, per annum.

9.9	Invoicing Procedure. All invoices shall reference this Agreement and be in the format specified in writing by Licensee from time to time.

9.10

VAT. All sums payable under this Agreement are exclusive of any value added tax or any other sales tax or duties, which where applicable, shall be payable by the payer in addition to any sum in respect of which they are calculated.

10.	Records, Reports and Auditing

10.1

Records. Licensee shall maintain, and shall cause its Affiliates and Third Party Transferees to maintain, for a period of three (3) years following the end of the calendar year to which they pertain, full and true books of accounts and other records in sufficient detail so that the royalties and other payments payable to Licensor hereunder can be properly ascertained. These records shall be ready for inspection and examination during normal business hours upon no less than fifteen (15) business days written notice, to an independent auditor, to which Licensee has no objections and who is bound by a confidentiality agreement, for the sole purpose of verifying correct royalty payments. Licensee shall co-operate at such audit, and shall give any explanations that may reasonably be requested. The cost for such audit shall be borne by Licensor. However, and without prejudice to any other remedy or action available due to breach of this

Agreement, if the audit should determine a discrepancy between royalty reported and the royalty actually due resulting in underpayment of royalties of more than [***] or if the audit (of such books, accounts or records) should determine a discrepancy between permitted use under this Agreement and actual use of the Affibody® Ligand(s), ABD or Licensed Technology, then the cost and expense of the audit shall be borne by Licensee. Licensee shall promptly pay to Licensor all amounts determined by any inspection to be due to Licensor, with interest in accordance with Section 9.8 above from the date the same should have been paid.

10.2

Reports. Licensee shall at each time of payment of royalties dispatch to Licensor a written report, concerning the computation of royalty and other payments payable by Licensee to Licensor hereunder. Each such report shall contain total number of units of Licensed Products sold or transferred by Licensee, an Affiliate or a Third Party Transferee during the most recent calendar quarter on a Licensed Product-by-Licensed Product, country-by-country basis, together with any exchange rates used for conversion, and total royalties due. Receipt or acceptance by Licensor of any of the reports furnished pursuant to this Section 10.2 or of any sums paid hereunder shall not preclude Licensor from questioning the correctness thereof at any time, and in the event any inconsistencies or mistakes are discovered in such reports or payments, they shall be promptly rectified and appropriate payment, if necessary, shall be made by Licensee of any amounts. Licensor shall grant Licensee credit for any overpayment against the next calendar quarter royalty payment.

11.	Ownership of Intellectual Property Rights; Patent Prosecution and Maintenance

11.1

Platform Technology. Licensor shall be and remain the sole and exclusive owner of all rights, title and interest on a worldwide basis in and to the Platform Technology (including, for clarity, any Improvements thereof), and, for that purpose, Licensee hereby assigns, and Licensee shall cause its Affiliates, employees, consultants, and agents to assign, its right, title, and interest in and to ail Platform Technology to Licensor.

11.2

Licensed Patents. Licensor shall be registered as applicant, holder, or assignee (as the case may be) of any Licensed Patent(s). Licensor shall be responsible, at its expense and discretion, for the preparation, filing, prosecution, maintenance and defense of Licensed Patent(s). This notwithstanding, Licensor agrees that it will not file any new patent applications claiming the Platform Technology that refer to the Affibody® Ligand(s) without Licensee’s prior consent. Licensor shall submit to Licensee any material information regarding any Licensed Patents.

11.3

Product Technology. Licensee shall be and remain the sole and exclusive owner of all rights, title and interest on a worldwide basis in and to the Product Technology (including the Product Patents), and, for that purpose, Licensor hereby assigns, and Licensor shall cause its Affiliates, employees, consultants, and agents to assign, its right, title, and interest in and to all Product Technology (including the Product Patents) to Licensee.

11.4

Product Patents. Licensee shall be registered as applicant, holder, or assignee (as the case may be) of any Product Patent(s). Licensee shall be responsible, at its expense and discretion, for the preparation, filing, prosecution, maintenance and defense of any Product Patent. Licensor shall cooperate with Licensee in obtaining patent protection for the Affibody® Ligand(s) and/or the Product Technology by furnishing available information and by procuring the signature of necessary documents by its employees.

11.5	Information to Licensor.

a)

Licensee shall submit to Licensor any material information regarding any Product Patent. Licensee shall (i) invite Licensor to comment on any material issues with regard to scope of protection of the Product Patent in relation thereto well in advance before a relevant deadline and (ii) take into due consideration Licensor’s comments and requirements.

b)

Where Licensee develops any material improvements to Product Technology which may also be applicable to the Platform Technology, it shall notify Licensor and the Parties shall discuss any appropriate measures to preserve confidentiality and/or appropriate arrangements with regards to the allocation ownership of the Platform Technology and the Product Technology.

11.6

Subsidiary Rights to Prosecute. If Licensee elects not to file, or to further pursue prosecution or maintenance of a Product Patent in any country. Licensee shall notify Licensor at least ninety (90) days prior to any relevant deadline. If Licensor so requests, then Licensee shall file, prosecute and maintain any Product Patent in countries not selected by Licensee, at Licensor’s expense. Licensor further shall have the right to pursue, at its expense, prosecution, procurement and maintenance of such Product Patent, in Licensee’s name but at Licensor’s expense,

11.7

Cooperation. Each Party shall, at their own expense, provide the other Party with such assistance as the other Party shall reasonably request in connection with any proceedings where the ownership, validity or subsistence of any of the Product Patent is at issue (including opposition proceedings in respect of European patents and nullity and interference proceedings in respect of US patents).

11.8	No obligation to file. Nothing in this Agreement shall be construed as an obligation to file, prosecute and maintain any patent applications or issued patent, including the Licensed Patents.

12.	Infringements

12.1

Notice. Each Party agrees to provide written notice to the other Party promptly after becoming aware of any actual or potential infringement of the Licensed Technology and/or Product Technology (including Product Patent(s)). The Parties agree to keep each other continuously informed of the status of any such infringement. In the event of any such notice of infringement, the Parties shall discuss the most appropriate actions to take.

12.2

Right to prosecute infringements. Licensor, to the extent permitted by law, shall have the first right, under its own control and at its own expense, to pursue and prosecute any Third Party infringement of the Licensed Technology. Licensor shall promptly inform Licensee if it elects not to exercise such first right (but in any event within sixty (60) days after notice of such infringement pursuant to Section 12.1), and Licensee shall thereafter, after Licensor’s prior written approval not to be unreasonably withheld or delayed, have the right to pursue and prosecute such actions, either in its own name or in the name of both Parties, if necessary. If required by law, each Party shall permit any action under this Section 12.2 to be brought in the other Party’s name, provided that the Party bringing the action shall reimburse the other Party against, any out of pocket costs or expenses that such Party incurs in connection with such action

12.3

Right to prosecute infringements; Product Patents. The provisions in Section 12.2 shall also apply to infringements relating to Products Patents, except that Licensee shall have the first right to pursue and prosecute any Third Party infringement, and Licensor will have the subsidiary right to pursue infringements.

12.4	Recovery. Any recovery obtained as a result of infringement actions brought under Sections 12.2 or 12,3, whether by judgment, award or settlement, shall be applied in the following order of priority:

(i)	First be applied to reimbursement of each Party’s out-of-pocket expenses in bringing such suit or proceeding including, but not limited to, court costs and attorney fees.

(ii)	Second, any remainder shall be allocated and distributed between the Parties as follows:

a)

if the entire recovery or a substantial part thereof, was based upon the effect of the infringement on the development and/or commercialization of Licensed Product(s) in the Field; then the recovery shall be treated as if it were Net Sales during the relevant calendar quarter subject to the applicable terms of this Agreement (i.e., Licensee shall be entitled to all of such recovery less royalties payable to Licensor under Section 9.4);

b)

if the entire recovery or a substantial part thereof, was based upon the effect of infringement on the development or commercialization of Affibody® Ligand(s) outside the Field, or on the use of Licensed Technology non-exclusive to Licensee without affecting the development or commercialization of Licensed Product(s), then Licensor shall be entitled to all of such recovery;

c)

in any other scenario than as described above, the recovery shall be allocated among the Parties based upon the relative effect of the infringement on the development or commercialization of Licensed Product(s) in the Field, Affibody® Ligand(s) outside the Field, or on the use of the Licensed Technology by both Parties, as determined by the Parties in good faith. Any amounts allocated to Licensee shall be treated as if it were Net Sales during the relevant calendar quarter subject to the applicable terms of this Agreement (i.e., Licensee shall be entitled to all of such recovery less royalties payable to Licensor under Section 9.4).

12.5

Action initiated by a Third Party. Licensee, to the extent permitted by law, shall have the first right, under its own control and at its own expense, to control any claim made or threatened against Licensee that Licensee’s use of the Licensed Technology infringe any Third Party’s intellectual property rights within the Field. No settlement, consent judgment or other voluntary final disposition of any such suit may be entered into without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed. Licensee shall promptly inform Licensor if it elects not to control such an action (but in any event within sixty (60) days after notice of such action pursuant to Section 12.1), and Licensor shall thereafter have the right to control any action initiated by a Third Party, either in its own name or in the name of both Parties, if necessary, in which case the principles set forth in Sections 12.2 and 12.4 governing actions in the other Party’s name, allocation of costs and recovery shall apply.

12.6

Cooperation. Each Party agrees to cooperate in any action under this Section 12 that is controlled by the other Party, provided that the prosecuting Party reimburses the other Party promptly for any out-of-pocket costs and expenses incurred by the non-prosecuting Party in connection with providing such assistance.

13.	Confidentiality

a)

Licensee acknowledges that Licensor will be disclosing to Licensee confidential information regarding the Licensed Technology, and Licensor acknowledges that Licensee will be disclosing to Licensor confidential information regarding Licensee’s research, development, manufacturing, sales and marketing activities (“Confidential Information”). Such information, whether received in oral, electronic or written form shall be kept in strict confidence, used only for the purposes of this Agreement and not disclosed by the recipient Party to any Third Party other than its employees, directors, advisors or Third Party Transferees, who are under a confidentiality obligation substantially equivalent to that of the receiving Party, without the prior written consent of the other Party. The Parties agree that the material terms of this Agreement will be considered Confidential Information of both Parties.

b)

These obligations of confidentiality and non-use shall not apply to Confidential Information that (i) is publicly available by use and/or publication before its receipt from the disclosing Party or an Affiliate of the disclosing Party, or on their behalf, or thereafter become publicly available through no fault of the receiving Party; (ii) was already in the receiving Party’s possession prior to receipt from the disclosing Party or an Affiliate of the disclosing Party, or on their behalf, as evidenced by records kept by the receiving Party in the ordinary course of business; or (iii) is properly obtained by the receiving Party from a Third Party who has a valid right to disclose such information to the receiving Party, is not under a confidentiality obligation to the disclosing Party or an Affiliate of the disclosing Party, and is not disclosing such information to the receiving Party on behalf of the disclosing Party or an Affiliate of the disclosing Party.

c)

This Section 13 shall not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required to by law or valid order of a court or other governmental authority, or by stock market regulations; provided, however, that the responding Party shall first have given notice to the other Party and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued.

d)	Nothing contained herein shall prevent a Party from disclosing information to the extent such information is required to be disclosed

e)

in connection with securing any necessary governmental authorization for Licensee’s manufacture, use or sale of a Licensed Product, (ii) for the purposes of Licensee’s compliance with governmental regulations, (iii) for the purposes of development or manufacture of any Licensed Product and (iv) to employ Third Party consultants or enter into collaboration agreements, provided that such Third Party is subject to confidentiality obligations commensurate with those in this Section 13.

f)

The Parties further acknowledge that they each may engage in fundraising activities with private investors. In such event, the Parties may disclose the existence of this Agreement, including its terms and subject matter, under terms of confidentiality no less strict than those contained in this Agreement, to such investors or potential investors in or potential licensees of the disclosing Party conducting due diligence in each instance.

g)	The disclosing Party shall remain responsible for the unauthorized disclosure by any Affiliates or Third Parties.

h)	The Confidentiality undertaking above shall apply during the Term and for seven (7) years thereafter.

14.	Use of Names and Trademarks and Publication

14.1

Use of Names and Trademarks. Both Parties may use the other Party’s name and/or trademarks in external communications. Any such use shall be the subject of the other Party’s consent not to be unreasonably withheld or delayed.

14.2

Publication. Both Parties may refer to the other Party in external communications or in a press release upon the signing of this Agreement, however may not disclose any financial terms of this Agreement. In addition, Licensor may not disclose the identity of the Target. Any such communication or press release shall be subject to the other Party’s consent not to be unreasonably withheld or delayed. For the avoidance of doubt, Licensee shall be permitted to disclose any information regarding the research, development, manufacturing, sale or marketing of the Licensed Product in press releases or other external communication, without Licensors prior written consent. Licensor shall not disclose any information regarding Licensed Product in press releases or other external communication, unless Licensee’s written consent is obtained in advance. Neither Party shall have a right hereunder to publish or present any Confidential Information of the other Party.

15.	Warranties

15.1	By Licensor. Licensor represents and warrants to Licensee, as of the Effective Date, that:

a)

it has the full legal right and power to enter into the obligations and grant the rights set forth in this Agreement and that the performance of its obligations under and pursuant to this Agreement will not conflict with its articles of association or any agreements, contracts, or other arrangements to which it is a party;

b)

with the exception of licenses granted by Licensor to Third Parties to the extent not barred by this Agreement, to the best knowledge of Licensor, it is the sole owner of the entire right, title and interest in and to the Licensed Patents free and clear of any liens, claims, encumbrances, or restrictions of any kind or nature;

c)

to the best knowledge of Licensor, the use of the Affibody® Ligand(s) or ABD or the use of the Licensed Technology does not infringe any Third Party patent or other proprietary right. However, Licensor makes no representation or warranty that the Affibody® Ligand(s) or ABD or the use of the Licensed Technology, the Affibody® Ligand(s) or ABD alone or in combination with the Target will not infringe any Third Party patent or other proprietary right; and

d)	Licensor has not received any claims from a Third Party that the Licensed Technology or the use thereof infringes or shall infringe any Third Party patent or other proprietary right.

15.2

Disclaimer. Except as expressly set forth in Section 15.1 above, Licensor disclaims all guarantees whatsoever with respect to the Affibody® Ligand(s), ABD, Licensed Technology and the Licensed Products, either express or implied. Without limiting the generality of the foregoing, there is no express or implied warranty: (i) of merchantability or fitness for a particular purpose, (ii) that any patent applications in the Licensed Patents will grant or that any Licensed Patents are valid, or (iii) that the use of the Affibody® Ligand(s), ABD or the Licensed Technology alone or in combination with the Target or any Licensed Product will not infringe any patent, copyright, trademark, or other rights. Licensee shall make no statements, representations, or warranties whatsoever to any Third Parties inconsistent with this Section 15.2.

15.3

By Licensee. Licensee represents and warrants to Licensor, as of the Effective Date, that it has the full legal right and power to enter into the obligations and that the performance of its obligations under and pursuant to this Agreement will not conflict with its articles of association or any agreements, contracts, or other arrangements to which it is a party.

16.	Indemnity; Limitation of Liability.

16.1

By Licensor. Licensor shall defend, indemnify and hold harmless Licensee and its Affiliates and their respective employees, directors and agents (“Representatives”), from and against all losses, liabilities, claims, damages, settlements, judgments, awards, actions, suits and costs whatsoever, including reasonable attorneys’ fees and disbursements and the costs of enforcing this indemnity (collectively, “Losses”), based upon, arising out of, or relating to, (i) any breach by Licensor of any of its representations and warranties under 15.1 of this Agreement, (ii) any material breach by Licensor of this Agreement, (iii) any claim, suits, actions, demands or judgments arising from or attributable to Licensor’s (or its sublicensees’) use of the Product Patents either outside the Field or the use of Product Patents and Product Technology under the circumstances set forth in Section 19.2 or 19.3; except in each case, to the extent such Losses result from the gross negligence or intent of Licensee or Licensee’s Representatives, and further provided that Licensor has been notified promptly in writing of such claim, suit or proceeding and given authority, information (a written description of such claim and a copy of any legal papers served upon it which relate to such claim), and reasonable assistance (at Licensor’s request and expense) to control the defense of any suit or proceeding.

16.2

Specific Indemnity relating to [***]. Licensor shall defend, indemnify and hold harmless Licensee and its Affiliates and their respective Representatives from and against any Losses based upon, arising out of, or relating to the license agreement between Licensor and [***], which Licensor terminated as of [***], provided that Licensor has been notified promptly in writing of such claim, and given information, reasonable assistance, etc as described in Section 16.1 above. Licensor agrees in particular to pay (if necessary) any fees and royalties due to [***] for Licensee’s exercise of the licenses granted by Licensor to Licensee in this Agreement.

16.3

Sole Responsibility. Licensor undertakes no responsibility for Licensee’s, its Affiliates or Third Party Transferee’s manufacture, marketing and sale of Licensed Products and/or other use of the Licensed Technology alone or in combination with the Target, including personal injury and other product liability, and Licensee shall have complete and exclusive responsibility for all activities concerning Licensee’s, its Affiliates’, and Third Party Transferees’ use of the Licensed Technology.

16.4

By Licensee. Licensee shall defend, indemnify and hold harmless Licensor and its Representatives, from and against all Losses, based upon, arising out of, or relating to, (i) any breach by Licensee of any of its representations or warranties under Section 15.3, (ii) any material breach by Licensee of this Agreement or (iii) any claim, suits, actions, demands or judgments arising from or attributable to Licensee’s, its Affiliates’, and Third Party Transferees’ use of the Licensed Technology alone or in combination with the Target (including but not limited to product liability claims); except in each case, to the extent such Losses result from the gross negligence or intent of Licensor or Licensor’s Representatives, and further provided that Licensee has been notified without undue delay in writing of such claim, suit or proceeding and given authority, information (a written description of such claim and a copy of any legal papers served upon it which relate to such claim), and reasonable assistance (at Licensee’s request and expense) to control the defense of any suit or proceeding.

16.5

Indemnity Procedure. The indemnifying Party shall not, without the prior written consent of the indemnified Party, agree to a settlement of any claim which could lead to liability or create any financial or other obligation on the part of the indemnified Party for which the indemnified Party is not entitled to indemnification hereunder. The indemnified Party shall cooperate with the indemnifying Party and shall always be entitled to participate in the defense or handling of such claim with its own counsel and at its own expense.

16.6

Limitation of Liability. With the exception of intentional acts or omissions, neither Party is liable to the other for any indirect or consequential damages of any kind such as lost profit, arising out of this Agreement and regardless of whether such Party shall be advised, shall have other reason to know, or in fact shall know of the possibility of the foregoing.

17.	Insurance

Both Parties agree to maintain at their own cost and expense, while this Agreement is in effect, including any surviving obligations, a general liability insurance coverage that is reasonably adequate and customary in the insurance market in relevant locations and jurisdictions. Each Party shall provide written proof of the existence of such insurance to the other Party upon request.

18.	Term and Termination

18.1	Term. Unless previously terminated in accordance with other provisions of this Agreement, this Agreement shall be in effect throughout the Term.

18.2

Termination by Licensee. Licensee shall have the right to terminate this Agreement, for any reason, (i) upon at least ninety (90) days prior written notice to Licensor and (ii) upon payment of any amounts due to Licensor through the effective date of such termination.

18.3

Termination for Material Breach. In the event that either Party (“Breaching Party”) commits a material breach of its obligations under this Agreement, and fails to cure that breach within sixty (60) business days after receiving written notice thereof from the other Party (“Terminating Party”), the Terminating Party may terminate this Agreement immediately upon written notice to the Breaching Party.

18.4

Termination for Insolvency, Bankruptcy. In the event that a Party should be unable to pay its debts as they fall due, commence negotiations with any one or more of its creditors with a view to the general readjustment, moratorium or rescheduling of its indebtedness or make a general assignment for the benefit of. or enter into a composition or scheme of arrangement with, its creditors, or take any corporate action or other steps be taken or legal proceedings be started for its winding up, liquidation or dissolution, or file for company re-organization or bankruptcy, or be ordered into a compulsory winding-up or declared bankrupt, the other Party shall have the right to immediately terminate this Agreement upon written notice to the former Party.

18.5

Termination for Patent Challenge. If Licensee or any of its Affiliates or Third Party Transferees (a) commences or pursues (or assists Third Parties to do so, other than as required by law or legal process) any proceeding seeking to have any of the Licensed Patents, or any other of Licensor’s patents or patent applications claiming or covering the Platform Technology, revoked or declared invalid, un-patentable, or unenforceable, or (b) commences or pursues (or assists Third Parties to do so, other than as required by law or legal process) any proceeding challenging the confidentiality or the substance of the Licensed Know-how, and/or the Platform Technology, Licensor may terminate this Agreement immediately upon written notice to Licensee.

19.	Effect of Termination

19.1

Survival. The following provisions shall survive the termination or expiration of this Agreement, for any reason: Sections 2, 3.5, 7, 8.3, 9.5, 9.7, 9.8, 10.1 (for a period of three (3) years). 11, 13 (for a period of seven (7) years), 14, 16, 19, 20, 21, 22.1 and 22.3.

19.2

Termination by Licensee for convenience or by Licensor. Upon premature termination of this Agreement by Licensee in accordance with Section 18.2 above or by Licensor in accordance with Sections 18.3-18.5 above:

(i)	all rights and licenses granted by Licensor to Licensee shall terminate;

(ii)

if Licensor so requests. Licensee shall transfer all rights to the Product Technology, including for the avoidance of doubt, any Product Patent(s), free of charge to Licensee and to assist and issue necessary documents in order to secure such ownership on a worldwide basis. Until such transfer has been executed, the field of Licensor’s licenses in Section 3.5 above shall automatically extend to include all uses (including the Field and the Target); and

(iii)

any and all tangible manifestations and embodiments of Licensor’s Confidential Information provided by or on behalf of Licensor pursuant to this Agreement shall be promptly returned by Licensee to Licensor or destroyed by Licensee.

19.3

Regulatory Filings and Approvals. Upon premature termination of this Agreement by Licensee for convenience in accordance with Section 18.2 above, Licensee shall grant Licensor an exclusive, royalty-free, perpetual right to use all regulatory filings, regulatory approvals and all data provided by Licensee to regulatory authorities in support of such regulatory filings or approvals, in each case, that are owned or controlled by Licensee, its Affiliates or Third Party Transferees of any of the foregoing and that relate solely to the Licensed Product. Licensee shall not be liable to Licensor for any reason whatsoever as consequence of Licensor’s use of such regulatory filings, regulatory approvals or data. Licensee disclaims all guarantees whatsoever with respect to the regulatory filings, regulatory approvals or data, either express or implied. Without limiting the generality of the foregoing, there is no express or implied warranty: (i) of merchantability or fitness for a particular purpose, (ii) that the use of the regulatory filings, regulatory approvals or data will not infringe any patent, copyright, trademark, or other rights. Licensor shall make no statements, representations, or warranties whatsoever to any Third Parties inconsistent with this Section 19.3.

19.4

Termination by Licensee for Material Breach. Upon premature termination of this Agreement by Licensee in accordance with Section 18.3, Licensee shall retain its licenses and rights hereunder; provided that Licensee will remain bound by its obligations hereunder with respect to royalty and milestone payments, records, audit and indemnity, except that (i) Licensee shall be relieved to provide any information or reports to Licensor except as required for royalty reporting purposes and (ii) the royalty rates set forth in Section 9.4 under this Agreement shall, with respect to royalty payments due after the effective date of termination, be reduced to [***] (Licensed Product covered by a Valid Claim) and [***] (Licensed Product not covered by a Valid Claim), respectively, to compensate Licensee for the injury sustained due to the breach of contract,

19.5

Termination by Licensee for Insolvency, Bankruptcy. Upon premature termination of this Agreement by Licensee in accordance with Section 18.4 above, Licensee shall retain its licenses and rights hereunder; provided that Licensee will remain bound by its obligations hereunder with respect to royalty and milestone payments, records, audit and indemnity, but Licensee shall be relieved to provide any information or reports to Licensor except as required for royalty reporting purposes.

19.6

Accrued obligations. In no event shall termination of this Agreement release either Party from any accrued obligation, including Licensee’s obligation to pay any amounts that became due on or before the effective date of termination.

20.	Notices, etc.

20.1	Invoices submitted by Licensor to Licensee shall be sent to Swedish Orphan Biovitrum AB (publ), Leverantorsreskontra, FE 192, 838 80 Hackås, Sweden.

20.2	Any other written notice required to be given pursuant to this Agreement shall be deemed validly given if:

(i)	signed by the Party giving that notice; and

(ii)

sent by registered mail, or sent by facsimile transmission (provided that the sender’s facsimile machine confirms transmission to the intended recipient) to the intended recipient’s physical address or facsimile number, as set out below (or to such other physical address or facsimile number as the intended recipient shall notify to the other Party by written notice from time to time):

If to Licensor, to:

Affibody AB

Gunnar Asplunds Allé 24

SE-171 63 Solna

Sweden

Attn: CEO

Copy: SVP Operations

Facsimile No: [***]

If to Licensee, to:

Swedish Orphan Biovitrum AB (publ)

Tomtebodavagen 23 A, SE-112 76 Stockholm, Sweden

Attn: Vice President, Corporate Development

Copy: General Counsel

Facsimile No: [****]

20.3

For the purposes of this Agreement, any notice transmitted by facsimile or delivered after 5.00pm on a business day, or at any time on a non-business day, shall be deemed received at 9.00am on the next business day.

21.	Governing law; Arbitration

21.1	Governing Law. This Agreement shall be governed by Swedish law, without regard to conflict of laws principles.

21.2

Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration administered by the Arbitration Institute of the Stockholm Chamber of Commerce under the Rules of the Arbitration Institute. The arbitration proceedings shall be held in Swedish. The place of arbitration shall be Stockholm, Sweden.

22.	Miscellaneous

22.1

Perpetual Rights. For the avoidance of doubt, any perpetual licenses granted under this Agreement in respect of intellectual property rights, which may subsist indefinitely, shall extend for a period of thirty (30) years.

22.2

Entire Agreement. This Agreement represents the entire understanding between the Parties, and supersedes all other agreements, express or implied, between the Parties concerning the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument duly signed by the Parties hereto.

22.3

Assignment. Neither this Agreement nor any of the rights and obligations arising hereunder may be assigned or transferred by either Party without the prior written consent of the other Party such consent not to be unreasonably withheld. Notwithstanding the foregoing, either Party may assign this Agreement to any Affiliate of such Party or to any purchaser of all or substantially all of the Party’s assets or the respective business.

22.4

Relationship of the Parties. Each Party is an independent contractor and neither Party has, nor shall have, any power, right or authorization to bind the other or to assume or create any obligations or responsibilities, express or implied, on behalf of the other or in the other’s name. The Swedish Act (1980:1102) on Trading Partnerships and Simple Partnerships shall not apply to this Agreement.

This Agreement has been executed in two (2) identical original copies of which the Parties have taken one each.

Affibody AB		Swedish Orphan Biovitrum AB (publ)

By:	/s/ David Bejker	By:	/s/ Geoffrey McDonough
Name:	David Bejker	Name:	Geoffrey McDonough
Title:	CEO	Title:	CEO

		By:	/s/ Fredrik Berg
		Name:	Fredrik Berg
		Title:	General Counsel

Appendices:

A.	List of Affibody® Ligand(s)

B.	Patents and patent applications claiming the Affibody® Molecule Technology

C.	Patents and patent applications claiming the Albumin Binding Technology